Exhibit 10.24
Bottomline Technologies (DE), Inc.

RESTRICTED STOCK GRANT

You have been awarded a grant of Bottomline shares based on your value to the Company and the contribution you will make to its continued growth and success.

Your equity award vests over time as long as you sign and return this agreement, and remain at Bottomline. Your equity award vests 25% on the one-year anniversary of your grant date, and quarterly thereafter. This agreement provides all the details and covers the legal requirements of your equity award and we are happy to answer any questions you may have. Please feel free to e-mail Equity@Bottomline.com at any time.

We thank you for your continued commitment and dedication to Bottomline, and congratulate you on receiving this award.

1. Grant of Restricted Shares. In consideration of services to be rendered by the Recipient to his/her Employer, Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”), hereby grants to [__________________] (the “Recipient”), pursuant to the Company’s 2019 Stock Incentive Plan (the “Plan”), [_________] shares (the “Restricted Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), subject to the terms and conditions of this agreement (the “Agreement”) and the Plan, a copy of which has been provided to the Recipient. The Restricted Shares will be held in book entry by the Company’s transfer agent in the name of the Recipient. The term “Company” shall mean Bottomline Technologies (de), Inc. The term “Employer” shall mean the legal entity with which the Recipient has a contractual relationship as an employee or consultant. The “Company Group” shall mean Bottomline Technologies (de), Inc., the Employer, and all subsidiaries and affiliated entities of Bottomline Technologies (de), Inc. as defined in Sections 1504(a), 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan. To the extent that any term of this Agreement conflicts or is otherwise inconsistent with any term of the Plan, as amended from time to time, the terms of the Plan shall take precedence and supersede any such conflicting or inconsistent term contained herein.

2. Vesting and Provisions for Forfeiture.

a.Vesting Schedule. Subject to the provisions of this Section 2 and Section 7, the Restricted Shares shall vest and become Vested Shares as to (i) 25% of the Restricted Shares on the first anniversary of the date of grant set forth on the final page hereof (the “First Vest Date”), and (ii) 6.25% of the Restricted Shares at the end of each successive three-month period following the First Vest Date, through and including the four-year anniversary of the date of grant (each vesting date described in (i) and (ii), a “Vest Date”). Any fractional Vested Shares shall be rounded down to the nearest whole number of Vested Shares. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vest Date, and all vesting shall occur only on the applicable Vest Date.

b.Continuous Service Required. No Restricted Shares shall vest and become Vested Shares unless on the Vest Date the Recipient is, and has been at all times since the date of grant of the Restricted Shares, an employee, officer, or director of or individual consultant to the Employer. If the Recipient no longer provides services to the Company in at least one of those capacities, then any Restricted Shares that do not become Vested Shares pursuant to Section 2 or 7 as a result of such cessation, shall be forfeited immediately upon such cessation and revert back to the Company without any payment to the Recipient with respect thereto. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited. To the maximum extent permitted under applicable law, the value of any benefit the Recipient realizes through this Agreement will not be included for purposes of calculating separation payments, pension and any other entitlements.

c.Disability or Death. Notwithstanding the foregoing, all Restricted Shares shall vest and become Vested Shares effective immediately upon the death or Disability (as defined below) of the Recipient. For purposes of this Agreement: “Disability” means: (i) as defined in the Employer’s long-term disability plan, if any, (ii) if the Recipient’s employment with the Employer is subject to the terms of an employment agreement between the Recipient and the Employer, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect, or (iii) if neither clause (i) nor clause (ii) is applicable, a physical or mental infirmity that impairs the Recipient’s ability to substantially perform his or her duties for a period of at least 180 consecutive days.

3. Non-transferability of Restricted Shares. The Restricted Shares or any interest therein may not be transferred, assigned, pledged, encumbered or otherwise disposed of in any manner (whether by operation of law or otherwise) until the Restricted Shares have become Vested Shares, or as otherwise provided for in the Plan. The Company shall not be required to (i) transfer on its books any Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) treat as the owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

4. Restrictive Legends. The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

5. Rights as a Stockholder. Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided that the Recipient shall not accrue or be paid any dividend (whether in cash or in stock) with respect to any Restricted Shares.

6. No Special Rights to Employment or Service. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Employer to continue the employment or other service relationship of the Recipient for the period within which the Restricted Shares may vest and become Vested Shares. Further, the Employer is the Recipient’s sole employer at all times and receiving an award of Restricted Shares under the

Plan does not constitute or create a contract of employment between the Recipient and the Company.

7. Change in Control Event. In the event of a Change in Control Event (as defined in the Plan), the Recipient shall, with respect to any Restricted Shares that are not Vested Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(c) of the Plan, or as may be provided under another written agreement between the Employer and the Recipient.

8. Tax Matters.

a.The Recipient acknowledges and agrees that the Recipient (and not the Company Group) is solely responsible for any and all taxes that may be assessed on the Recipient by any taxing authority in any jurisdiction, arising in any way out of this Agreement, the Restricted Shares or the Vested Shares and the Company Group is not liable for any such assessments. The Recipient acknowledges that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state or local taxes, or withholdings of any kind required by law to be withheld with respect to the Restricted Shares or the Vested Shares. The Recipient shall pay or make adequate arrangements satisfactory to the Employer to satisfy all withholding obligations of the Employer in connection with such vesting of the Restricted Shares.

b.To the extent permitted by applicable law and administratively practicable, upon each Vest Date, the Company shall arrange for the sale of such number of the shares of Common Stock issuable upon settlement of the vested Restricted Shares as is sufficient to generate net proceeds sufficient to satisfy the Company’s applicable withholding obligations with respect to the income recognized by the Recipient upon vesting of the Restricted Shares (based on applicable withholding rates for taxes, that are applicable to such income), and the net proceeds of such sales shall be delivered to the Company in satisfaction of such tax withholding obligations.

c.The Recipient and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Common Stock for the purpose of satisfying tax withholding obligations pursuant to this Section 8, consistent with the affirmative defense to liability under Section 10(b) of the U.S. Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act. Accordingly, the Recipient represents that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company, the Company Group or the Company Common Stock.

d.If applicable, the Recipient acknowledges he or she shall not make an election under Section 83(b) of the Code.

9. Data Privacy.

a.The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer and the Company for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.

b.The Recipient understands that the Company holds certain personal information about him or her, including, but not limited to, his/her name, home address and telephone number, work location and phone number, date of birth, hire date, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Recipient understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan (an “Administrator”), that such Administrator may be located in the Recipient’s country or elsewhere, and that the Administrator’s country may have different data privacy laws and lower protections than the Recipient’s country. The Recipient understands that he or she may request a list with the names and addresses of any potential Administrator with access to the Personal Data by contacting his/her local human resources representative. The Recipient authorizes the Administrator to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his participation in the Plan. The Recipient understands that Personal Data will be held only as long as is necessary to implement, administer and manage his participation in the Plan. The Recipient understands that he may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Recipient understands, however, that refusing or withdrawing his consent may affect his ability to participate in the Plan. For more information on the consequences of Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that he may contact his local human resources representative.

10. Miscellaneous.

a.The Recipient acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Recipient’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) agrees that in accepting this award, he or she will be bound by any clawback policy that the Company Group has in effect or may adopt in the future.

b.Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Recipient.

c.All notices under this Agreement shall be mailed, delivered by hand, or delivered by electronic means to the parties pursuant to the contact information for the applicable party set forth in the records of Fidelity Stock Plan Services or any successor third-party equity plan administrator designated by the Company from time to time (the “Administrative Service”), or at such other address as may be designated in writing by either of the parties to the other party.

d.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws). The Company and Recipient irrevocably and unconditionally submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Delaware, United States of America.

e.The Recipient hereby accepts, by signature or electronic means delivered to the Administrative Service, this Agreement and agrees to the terms and conditions of this Agreement and the Company’s 2019 Stock Incentive Plan. The Recipient hereby acknowledges receipt of a copy of the Company’s 2019 Stock Incentive Plan.

f.In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Company shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan and all decisions and actions by the Company with respect to this Agreement shall be made in the Company’s discretion and shall be final and binding on the Recipient, except for such matters as are within the sole discretion of the Committee, as described in this Agreement and/or the Plan. In any case of contradiction between any of the terms under this Agreement and the Plan, the terms of the Plan shall prevail.

11. Severability

The Parties agree that, if a clause of this Agreement were annulled or declared void, this nullity would not affect the other clauses of this Agreement which will remain fully valid. In such case, the Parties undertake to negotiate in good faith a clause replacing said clause with a similar effect.

Date of Grant: [_____________]

[EMPLOYEE NAME] BOTTOMLINE TECHNOLOGIES (DE), INC.

___________________________ By:_____________________________
Name:
Title: